Exhibit 10.1
AGREEMENT
This Agreement is entered into on March 12, 2010 (the “Effective Date”) by and between NYMAGIC, INC., a New York corporation (together with its successors and assigns, the “Company”), and George R. Trumbull, III (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is currently providing consulting services to the Company pursuant to a Consulting Agreement dated June 9, 2009, and made effective May 21, 2009 (the “Consulting Agreement”);
WHEREAS, in accordance with the terms of the Consulting Agreement the Executive was awarded an option to purchase 10,000 shares of the Company’s common stock under a Stock Option Agreement dated May 21, 2009; and,
WHEREAS, the Company desires to engage the Executive as an employee and officer of the Company pursuant to an agreement embodying the terms of such engagement (this “Agreement”) and the Executive desires to enter into this Agreement and to accept such engagement, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
1. Consulting Agreement and Stock Option Agreement.
(a) The services to be provided by the Executive to the Company under the Consulting Agreement are hereby merged into this Agreement, and the Consulting Agreement is terminated as of the date hereof.
(b) The Option Agreement shall remain in full force and effect.
2. Term of Engagement.
(a) The term of the Executive’s engagement under this Agreement shall commence on the Effective Date and continue thereafter until terminated in accordance herewith (the “Term of Engagement”).
(b) Notwithstanding anything in this Agreement to the contrary, prior to the first anniversary of the Effective Date of this Agreement the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.

3. Position, Duties and Responsibilities.
(a) Generally. During the period beginning with the Effective Date and ending on April 2, 2010, the Executive shall serve as the Senior Executive Vice President of the Company, and beginning on April 2, 2010 and ending upon the termination of this Agreement, the Executive shall serve as President and Chief Executive Officer of the Company. In all such capacities, the Executive shall report only to the Board. The Executive shall have and perform such duties, responsibilities, and authorities as are customary for an officer in his positions at corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. The Executive shall devote reasonably sufficient time and attention, and his best efforts, abilities, experience, and talent to the positions in which he will serve hereunder.
(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement and (iv) performing consulting services for Mariner Partners, Inc., or any of its successors, affiliates, stockholders or members (collectively, “Mariner”).
4. Cash Consideration.
The Executive shall be paid at the rate of Forty-Two Thousand and 00/100 Dollars ($42,000) per month, payable in accordance with the regular payroll practices of the Company, beginning on the Effective Date (“Cash Compensation”).
5. Long-Term Incentive Programs.
(a) Grant of Restricted Shares. As of the Effective Date the Executive shall be granted 20,000 Restricted Share Units pursuant to an award agreement made under the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”), which shall vest on the first anniversary of the Effective Date (the “Restricted Share Unit Grant”) subject to the terms of the LTIP and award agreement.
(b) Deferral of Compensation. The Executive shall be permitted to elect to defer receipt, pursuant to written deferral election terms and forms (the “Deferral Election Forms”) consistent with Section 409A of the Code, as hereinafter defined, of all or a specified portion of his long term incentive compensation under Section 4(a).

The Company and the Executive agree that compensation deferred pursuant to this Section 5(b) shall be fully vested and nonforfeitable; however, the Executive acknowledges that his rights to the deferred compensation provided for in this Section 5 shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of the Executive, or be assignable or transferable by the Executive, otherwise than by will or the laws of descent and distribution, provided that the Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.
6. Reimbursement of Business and Other Expenses: Perquisites.
(a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him on a monthly basis for all such business expenses incurred in connection therewith in the prior month, subject to documentation in accordance with the Company’s policies.
7. Termination of Engagement.
(a) With or Without Cause. The Term of Engagement may be terminated by the Company for any reason, with or without cause.
(b) Upon the termination of the Executive’s engagement with the Company the Executive shall be entitled to:
(i) Cash Compensation through the date of such termination;
(ii) A cash bonus, at the sole discretion of the Human Resources Committee of the Board; and,
(iii) The elimination of any restrictions on any Restricted Share Unit Grant or deferred stock awards outstanding at the time of his termination, at the sole discretion of the Board.
8. Confidentiality: Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.
(a) During the Term of Engagement and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term of Engagement and thereafter, the Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employees to the extent necessary, each of whom shall be advised not to disclose such information.
(c) “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary engagement-related aspects of the employees of the Company and the Company’s engagement practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (B) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an Executive in the Company’s industry and independent of the Executive’s engagement by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.
(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.
(e) The Executive agrees to cooperate with the Company, during the Term of Engagement and thereafter (including following the termination of the Executive’s engagement for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse the Executive on a per diem basis for all expenses actually incurred in connection with his provision of testimony or assistance.
(f) The Executive agrees that, during the Term of Engagement and thereafter (including following the termination of the Executive’s engagement for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Engagement and thereafter (including following the termination of the Executive’s engagement for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage the Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

(g) Upon the termination of his engagement, the Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by the Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit the Executive from retaining his personal phone directories and rolodexes.
9. Non-solicitation of Employees.
During the period beginning with the Effective Date and ending 12 months following the termination of the Executive’s engagement, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment; provided, however, that the foregoing shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally.
10. Remedies.
In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 8 or 9 above, the Company (a) shall have its rights under Section 11 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach of Sections 8 or 9 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 8 or 9 has occurred.
11. Resolution of Disputes.
Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 10, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 8 and 9 above shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12. Indemnification.
(a) Company Indemnity. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance, together with such documentation as may be reasonably requested by the Company. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 12(a) shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.
(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 12(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.
(c) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other directors.

13. Assignability: Binding Nature.
No rights or obligations of either the Executive (except as provided in Section 19, below) or the Company under this Agreement may be assigned or transferred including without limitation, those rights or obligations customarily assigned or transferred in connection with the merger, consolidation, sale, or transfer of all, or substantially all of the assets, of the Company; provided, however, that this Agreement shall be binding upon and inure to the benefit of the heirs of the Executive and that the Executive’s rights to compensation and benefits may be transferred by will or the laws of descent and distribution.
14. Representation.
The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
15. Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, except with respect to the specific award agreement referred to herein.
16. Amendment or Waiver.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
17. Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18. Survivorship.
The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s engagement to the extent necessary to the intended preservation of such rights and obligations.
19. Beneficiaries/References.
The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
20. Governing Law/Jurisdiction.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 11, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.
21. Notices.
Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company:
Paul J. Hart
General Counsel
NYMAGIC, INC.
919 Third Avenue, 10th Floor
New York, New York 10022
If to the Executive:
George R. Trumbull, III
15 Shadowbrook
West Simsbury, CT 06092

22. Headings and Construction.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
23. Counterparts.
This Agreement may be executed in two or more counterparts.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NYMAGIC, INC.
By:	/s/ Paul J. Hart
	Name:	Paul J. Hart
	Title:	Executive Vice President

THE EXECUTIVE
By:	/s/ George R. Trumbull, III
George R. Trumbull, III